Exhibit 99.1

Dear Sir or Madam:

In light of unprecedented turmoil in the mortgage finance and credit markets, I wanted to take a moment to communicate directly to you - our member-shareholder - about the Federal Home Loan Bank of Atlanta's (Bank) perspective on current events and its mission of providing liquidity to member financial institutions.

As a cooperative institution that was created by the Congress in 1932, the Bank is well positioned and is committed to maintaining its role as a reliable and dependable source of a diverse package of competitively-priced funding and risk-management products for our more than 1,200 members. Our goal is to be a source of stability and strength during this challenging time in the credit market.

While credit market disruptions continue to affect members and the customers they serve, the Bank has performed very well, offering low-cost credit and related products in a sound and prudent fashion. The Bank has clear and consistent policies governing advances that are made to all members, and each member is held to the same uncompromising standards. These policies are well documented in our Member Products and Services Guide, which is available at our corporate website, www.fhlbatl.com.

While many active and long-time borrowers are aware of the substance of these policies, I would like to summarize certain salient points with respect to them. The Bank underwrites each member before granting it credit. In order to obtain credit, a member must purchase capital stock equal to 4.5 percent of the amount of the advance, and it must pledge sufficient eligible collateral to secure the advance. The Bank applies discounts to pledged collateral ranging from 3 percent of market value (U.S. Treasury bonds and agency securities) to 50 percent of unpaid principal balance (home equity lines of credit (HELOCs), second mortgages, and commercial real estate). Further, any pledged loan that becomes 30 days delinquent no longer constitutes eligible collateral and must be withdrawn from the collateral pool.

The Bank perfects its security interest in all pledged collateral through the filing of a UCC-1 financing statement. In addition, in certain cases, the Bank further secures its position by taking possession of pledged collateral. In light of this, the Bank believes that each member has pledged sufficient collateral to secure its advances. Given our conservative credit underwriting and collateral valuation standards, I think it is worth noting that the Bank has never suffered a credit loss on an advance. In fact, no FHLBank has ever suffered a credit loss on an advance during the system's 75-year history.

The Bank's policies also include its "Guidelines to Promote Responsible Lending," which prohibit members from pledging collateral exhibiting predatory characteristics. The Bank requires each member to certify compliance with these guidelines each time the member submits its periodic collateral reports. It also tests for compliance with these guidelines as part its collateral verification review program. Any loan found to fail these tests is not eligible collateral and must be withdrawn from the pledged collateral pool. In addition, any such loan contributes to an extrapolation rate applied to the entire category of pledged collateral (residential first mortgages or HELOCs and second mortgages, as the case may be).

In addition, each member must comply with the Bank's "Guidelines for Subprime and Nontraditional Loans," which require the member to provide periodic confirmation that its pledged residential first mortgage collateral and HELOC and second mortgage collateral do not violate applicable laws and regulations regarding subprime and nontraditional mortgage loans. The Bank also requires that such collateral complies with applicable nontraditional residential and subprime mortgage lending guidance.

Due primarily to the recent credit market disruptions, the Bank's outstanding advances have increased by $38 billion since Dec. 31, 2006 to $139 billion as of Sept. 30, 2007. This growth is significant and noteworthy, and it evidences execution of the mission that Congress established for the FHLBanks in 1932. Remarkably, for all the sophistication and change that have driven financial markets since that time, the simple and clear mission of the FHLBanks continues to support housing affordability for millions of Americans.

The Bank also has posted strong financial performance, which resulted in a third quarter 2007 annualized dividend of 6.00%. This rate is an attractive return on investment for our member-shareholders, and was due in part to an increase in net interest income resulting from an increase in advance demand.

While we continue to work together to establish greater stability in the residential mortgage lending market, I ask that members recognize the tremendous value your FHLBank Atlanta membership provides to you through all business cycles. We will continue to be a dependable source of funding for our members while safeguarding members' investment in the Bank.

Sincerely,

/s/ Richard A. Dorfman

Some of the statements made in this letter are "forward-looking statements," which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the Bank's actual net income results, which drive the determination of actual dividend payments; legislative and regulatory actions or changes future economic and market conditions; changes in demand for advances or consolidated obligations of the Bank and/or the FHLB System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLB System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Bank has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this letter, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law.